Exhibit 4.6

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE EXERCISABLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED, PLEDGED OR ASSIGNED IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT.

ESSEX RENTAL CORP.

Warrant To Purchase Common Stock

Date of Issuance: November 29, 2010 (“ Issuance Date ”)

Warrant Shares: This Warrant shall be exercisable for [ninety thousand (90,000)] shares of Common Stock of the Company (as defined below).

ESSEX RENTAL CORP., a Delaware corporation (the “Company”), hereby certifies that, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, [____________], the registered holder hereof or its permitted assigns (the “Holder”), is entitled, subject to the terms set forth below, to purchase from the Company, at the Exercise Price (as defined below), upon surrender of this Warrant to Purchase Common Stock (including any Warrants to Purchase Common Stock issued in exchange, transfer or replacement hereof, each a “Warrant ” and, collectively, the “Warrants”), at any time or times on or after the date hereof, but not after 5:00 p.m., New York City time, on December 31, 2013 (the “Expiration Date”), the number of validly issued, fully paid and nonassessable shares of Common Stock of the Company (the “Common Stock”) determined in accordance with Section 1(a) below   (the “Warrant Shares”).

1.           EXERCISE OF WARRANT.

(a)           Warrant Shares. This Warrant shall be exercisable for [ninety thousand (90,000)] shares of Common Stock (the “Warrant Shares”).

(b)           Mechanics of Exercise. Subject to the terms and conditions hereof, this Warrant may be exercised by the Holder on any Business Day (as defined below) on or after the date hereof, in whole or in part, by (i) delivery of a written notice, in the form attached hereto as Exhibit A (the “Exercise Notice”), of the Holder’s election to exercise this Warrant, together with this Warrant and (ii) payment to the Company of an amount equal to the Exercise Price multiplied by the number of Warrant Shares as to which this Warrant is being exercised (the “Aggregate Exercise Price”) in cash or wire transfer of immediately available funds. Promptly following the date on which the Company has received each of the Exercise Notice, this Warrant and the Aggregate Exercise Price, the Company shall transmit by facsimile an acknowledgment of confirmation of receipt thereof to the Holder and the Company’s transfer agent (the “Transfer Agent”). Promptly following the date on which the Company has received all of the Exercise Notice, this Warrant and the Aggregate Exercise Price, the Company shall issue, or cause its Transfer Agent to issue, a certificate, registered in the Company’s share register in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder is entitled pursuant to such exercise. Upon delivery of the Exercise Notice, this Warrant and the Aggregate Exercise Price, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date of delivery of the certificates evidencing such Warrant Shares. If this Warrant is submitted in connection with any exercise pursuant to this Section 1(b) and the number of Warrant Shares represented by this Warrant submitted for exercise is greater than the number of Warrant Shares being acquired upon such exercise, then the Company shall promptly issue a new Warrant (in accordance with Section 4(d)) representing the right to purchase the number of Warrant Shares purchasable immediately prior to such exercise under this Warrant, less the number of Warrant Shares with respect to which this Warrant is exercised.  For purposes of this Warrant, “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required by law to remain closed.

(c)           Exercise Price. For purposes of this Warrant, “Exercise Price” means $0.01 per Warrant Share, subject to adjustment as provided herein.

(d)           Disputes. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares, the Company shall promptly issue to the Holder the number of Warrant Shares that are not disputed and resolve such dispute in accordance with Section 9.

(e)           Reservation Shares. From and after the date hereof, the Company shall at all times reserve and keep available for issuance upon exercise of the Warrants such number of its authorized but unissued shares of Common Stock as will be sufficient to permit the exercise in full of all outstanding Warrants.

2.           ADJUSTMENTS

(a)           Stock Dividends - Split-Ups. If after the date hereof, and subject to the provisions of Subsection 2(g) below, the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock, or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be increased in proportion to such increase in outstanding shares of Common Stock.

(b)           Aggregation of Shares. If after the date hereof, and subject to the provisions of 2(g) below the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

(c)           Adjustments in Exercise Price. Whenever the number of shares of Common Stock purchasable upon the exercise of the Warrants is adjusted, as provided in Subsections 2(a) and (b) above, the Exercise Price shall be adjusted (to the nearest one hundredth of a cent) by multiplying such Exercise Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of shares of Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of shares of Common Stock so purchasable immediately thereafter.

(d)           Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than a change covered by Subsections 2(a) and (b) hereof or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of all or substantially all of the assets or other property of the Company, the Holder shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in this Warrant and in lieu of the shares of Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or sale or transfer, that the Holder would have received if the Holder had exercised its Warrant(s) immediately prior to such event; and if any reclassification also results in a change in shares of Common Stock covered by Subsections 2(a) or (b), then such adjustment shall be made pursuant to Subsections 2(a), (b), (c) and this Subsection (d). The provisions of this Subsection 2(d) shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers.

(e)           Notices of Changes in Warrant. Upon every adjustment of the Exercise Price or the number of shares issuable upon exercise of a Warrant, the Company shall give written notice thereof to the Holder, which notice shall state the Exercise Price resulting from such adjustment and the increase or decrease, if any, in the number of shares purchasable at such price upon the exercise of the Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Upon the occurrence of any event specified in Subsections 2(a), (b), (c) or (d), then, in any such event, the Company shall give written notice to the Holder, at the last address set forth for the Holder in the warrant register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

(f)           Repayment of Promissory Note.  In the event that the Company repays the total outstanding indebtedness, including accrued interest, evidenced by that certain Promissory Note, dated as of November 29, 2010 (the “Note”), made by the Company in favor of the original Holder of this Warrant, on or prior to the six month anniversary of the date of issuance of the Note (the date of such payment, the “Note Repayment Date”), then: (i) the Warrant Shares issuable upon exercise of this Warrant shall automatically be reduced to [30,000] shares of Common Stock (the “Reduced Share Amount”), inclusive of any shares issued upon exercise of this Warrant prior to the Note Repayment Date, and the Company shall have no obligation to issue any Warrant Shares in excess of the Reduced Share Amount (including any Warrant Shares issued prior to the Note Repayment Date); (ii) in the event that the number of Warrant Shares issued upon the exercise of this Warrant prior to the Note Repayment Date exceeds the Reduced Share Amount (such excess, the “Excess Shares”), the Excess Shares shall be automatically cancelled, without the need for further action by the Company, and the Holder shall promptly surrender any stock certificates representing the Excess Shares to the Company for cancellation.  During the period beginning on and including the date hereof and ending on the six month anniversary of the date of issuance of the Note, the undersigned will not, without the prior written consent of the Company, sell, transfer, pledge or otherwise hypothecate or dispose of more than [30,000] Warrant Shares.  The Holder understands that until the six month anniversary of this Warrant, any Warrant Shares issued upon exercise of this Warrant, other than the first [30,000] Warrant Shares issued upon exercise of this Warrant, shall bear the following legend or one substantially similar thereto:

“THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO CANCELLATION IN ACCORDANCE WITH THE WARRANT AGREEMENT, DATED NOVEMBER 29, 2010, BETWEEN THE COMPANY AND THE HOLDER”

(g)           No Fractional Shares. Notwithstanding any provision contained in this Warrant to the contrary, the Company shall not issue fractional shares upon exercise of the Warrant. If, by reason of any adjustment made pursuant to this Section 2, the Holder would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round up or down to the nearest whole number the number of the shares of Common Stock to be issued to the Holder.

(h)           Form of Warrant. The form of Warrant need not be changed because of any adjustment pursuant to this Section 2, and Warrants issued after such adjustment may state the same Exercise Price and the same number of shares as is stated in the Warrants initially issued pursuant to this Agreement.

(i)           Restrictive Legends.  The Holder understands that any Warrant Shares issued upon the exercise of this Warrant shall be “restricted securities” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), and the rules promulgated thereunder and that any and all certificates representing the Warrant Shares and any and all securities issued in replacement thereof or in exchange therefor shall bear the following legend or one substantially similar thereto, which the Holder has read and understands:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND NEITHER THE SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR SUCH LAWS OR AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT AND SUCH LAWS.”

3.           HOLDER NOT DEEMED A STOCKHOLDER. Except as otherwise specifically provided herein, the Holder, solely in such Holder’s capacity as a holder of this Warrant, shall not be entitled to vote or receive dividends or be deemed the holder of share capital of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, solely in such Holder’s capacity as the Holder of this Warrant, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder of the Warrant Shares which such Holder is then entitled to receive upon the due exercise of this Warrant. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company.

4.           REISSUANCE OF WARRANTS.

(a)           Transfer of Warrant. Subject to Subsection 2(f) and Section 10, the Holder may freely transfer all or a portion of this Warrant.  If this Warrant is to be transferred, the Holder shall surrender this Warrant to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Warrant (in accordance with Section 4(d)), registered as the Holder may request, representing the right to purchase the number of Warrant Shares being transferred by the Holder and, if less then the total number of Warrant Shares then underlying this Warrant is being transferred, a new Warrant (in accordance with Section 4(d)) to the Holder representing the right to purchase the number of Warrant Shares not being transferred. Applicable transfer taxes, if any, shall be paid by the Holder.

(b)           Lost, Stolen or Mutilated Warrant. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Warrant, the Company shall execute and deliver to the Holder a new Warrant (in accordance with Section 4(d)) representing the right to purchase the Warrant Shares then underlying this Warrant.

(c)           Exchangeable for Multiple Warrants. This Warrant is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Warrant or Warrants (in accordance with Section 4(d)) representing in the aggregate the right to purchase the number of Warrant Shares then underlying this Warrant, and each such new Warrant will represent the right to purchase such portion of such Warrant Shares as is designated by the Holder at the time of such surrender; provided, however, that no Warrants for fractional shares of Common Stock shall be given.

(d)           Issuance of New Warrants. Whenever the Company is required to issue a new Warrant pursuant to the terms of this Warrant, such new Warrant (i) shall be of like tenor with this Warrant, (ii) shall represent, as indicated on the face of such new Warrant, the right to purchase the Warrant Shares then underlying this Warrant (or in the case of a new Warrant being issued pursuant to Section 4(a) or Section 4(c), the Warrant Shares designated by the Holder which, when added to the number of shares of Common Stock underlying the other new Warrants issued in connection with such issuance, does not exceed the number of Warrant Shares then underlying this Warrant), and (iii) shall have an issuance date, as indicated on the face of such new Warrant which is the same as the Issuance Date.

5.           NOTICES. Any notice pursuant to the terms and conditions of this Warrant shall be in writing and either (a) delivered personally; (b) sent by certified mail, return receipt requested; (c) sent by a recognized overnight mail or courier service with delivery receipt required; or (d) sent by facsimile transfer and acknowledged by recipient, and will be deemed to have been given when received by the party to whom addressed.  Notices shall be directed as follows:

If to the Holder to:	[____________]
c/o Dorset Management Corporation
485 Underhill Blvd.
Suite 205, Syosset, NY 11791
Fascimile No.: (516) 364-0879
Attn: David M. Knott

With a copy to:	Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
New York, NY 10036
Facsimile No.: (212) 872-1000
Attn: Douglas Rappaport

If to Essex:	Essex Rental Corp.
1110 Lake Cook Road, Suite 220
Buffalo Grove, IL 60089
Facsimile No.: (847) 215-6502
Attn: Chief Financial Officer
Facsimile No. (847) 215-6535

With a copy to:	Katten Muchin Rosenman LLP
575 Madison Avenue
New York, NY 10022
Attn: Todd J. Emmerman
Facsimile No. (212) 894-5873

Any party may change its address or the person to notify by a notice delivered in accordance with this Section.

6.           AMENDMENT AND WAIVER. No part of this Warrant may be amended or waived except pursuant to a written instrument executed by the Company and the Holder.

7.           GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the choice of law principles thereof.

8.           CONSTRUCTION; HEADINGS. This Warrant shall be deemed to be jointly drafted by the Company and all the Holders and shall not be construed against any person as the drafter hereof. The headings of this Warrant are for convenience of reference and shall not form part of, or affect the interpretation of, this Warrant.

9.           DISPUTE RESOLUTION. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares, the Company shall submit the disputed determinations or arithmetic calculations via facsimile within two (2) Business Days of receipt of the Exercise Notice giving rise to such dispute, as the case may be, to the Holder. If the Holder and the Company are unable to agree upon such determination or calculation of the Exercise Price or the Warrant Shares within three (3) Business Days of such disputed determination or arithmetic calculation being submitted to the Holder, then the Company shall, within two (2) Business Days submit via facsimile the disputed determination of the Exercise Price to a mutually agreeable independent, reputable investment bank, or such other Person as the Holder and the Company may mutually agree. The Company shall cause the investment bank or other Person (as defined below), as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than ten (10) Business Days from the time it receives the disputed determinations or calculations at the prevailing party’s expense. Such investment bank’s or other Person’s determination or calculation, as the case may be, shall be binding upon all parties absent demonstrable error. For purposes of this Warrant, “Person” means an  individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

10.           TRANSFER.  This Warrant may not be offered for sale, sold, transferred, pledged or assigned in the absence of (a) an effective registration statement for the Warrant under the Securities Act and (b) an exemption from registration under the Securities Act.

[ Signature Page Follows ]

IN WITNESS WHEREOF, the Company has caused this Warrant to Purchase Common Stock to be duly executed as of the Issuance Date set out above.

ESSEX RENTAL CORP.

By:

EXHIBIT A

EXERCISE NOTICE

TO BE EXECUTED BY THE REGISTERED HOLDER TO EXERCISE THIS
WARRANT TO PURCHASE COMMON STOCK
ESSEX RENTAL CORP.

The undersigned holder hereby exercises the right to purchase _________________ shares of Common Stock (“Warrant Shares”) of Essex Rental Corp., a Delaware corporation (the “Company”), evidenced by the attached Warrant to Purchase Common Stock (the “Warrant”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

1. Payment of Exercise Price . The Holder shall pay the Aggregate Exercise Price in the sum of $___________________ to the Company in accordance with the terms of the Warrant.

2. Delivery of Warrant Shares . The Company shall deliver to the holder __________ Warrant Shares in accordance with the terms of the Warrant.

Date: _______________ __, ______

Name of Registered Holder

By:
Name:
Title: